CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price All-Cap Opportunities Fund, Inc., formerly known as the T. Rowe Price New America Growth Fund, Inc., of our report dated February 17, 2021, relating to the financial statements and financial highlights, which appears in T. Rowe Price All-Cap Opportunities Fund’s, formerly known as the T. Rowe Price New America Fund’s, Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 28, 2021